Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

ORBCOMM INC.

FIRST. The name of the Corporation is ORBCOMM INC.

SECOND. The registered office and registered agent of the Corporation in the State of Delaware is c/o Intertrust Corporate Services Delaware Ltd., 200 Bellevue Parkway, Suite 210, Wilmington, New Castle County, Delaware 19809; and the name of the Corporation’s registered agent at such address is Intertrust Corporate Services Delaware Ltd.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

SIXTH. Unless and except to the extent that the Bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

SEVENTH. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

EIGHTH. Except as otherwise agreed in writing between such director and the Corporation, or as provided below, to the fullest extent permitted by law, except as may be otherwise agreed in writing between such director and the Corporation, (a) no director of the Corporation shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any of its subsidiaries or (ii) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, including, in the cases of clauses (i) or (ii), any such matters as may be Corporate Opportunities (as defined below); and (b) no director shall be deemed to have breached any duty (fiduciary or otherwise), if any, to the Corporation or any of its subsidiaries or stockholders solely by reason of any director of the Corporation (other than any director who is also an employee of the Corporation) engaging in any such activity or entering into such transactions, including any Corporate Opportunities. “Corporate Opportunity” means any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest.

Without limiting the foregoing, the Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any Corporate Opportunity, and in the event that any director of the Corporation acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such director shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Corporation or any of its subsidiaries or to any other director of the Corporation and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary duty as a director of the Corporation or any of its subsidiaries solely by reason of the fact that any director of the Corporation acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or a department or agency or political subdivision thereof, or otherwise does not communicate information regarding such Corporate Opportunity to the Corporation or its subsidiaries, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Corporation or its subsidiaries. In addition to and notwithstanding the foregoing provisions of this Article EIGHTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

NINTH. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

TENTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any “internal corporate claim” within the meaning of the DGCL and (B) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws (as either may be amended and/or restated from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.

ELEVENTH. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

TWELFTH. The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.